EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 19, 2004, with respect to the consolidated balance sheet of On Track Innovations Ltd. and its subsidiaries (the “Company”) as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders’ and cash flows for the year then ended, included in the Company’s Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin Certified Public Accountants (Isr.) A member of KPMG International December 15, 2004